              CERTIFICATE OF DETERMINATION OF RIGHTS, PREFERENCES,
                           PRIVILEGES AND RESTRICTIONS

                                       OF

                      SERIES B CONVERTIBLE PREFERRED STOCK

                                       OF

                                  ABAXIS, INC.

                         (Pursuant to Section 401 of the
                       California General Corporation Law)


          Clinton H Severson and Ting W. Lu certify that:

     1. They are the duly elected and acting President and Secretary, respectively, of said Corporation.

     2. Pursuant to authority by said Corporation's Articles of Incorporation, the Board of Directors of said Corporation (the "Board of Directors" or the "Board") has duly adopted the following recital and resolution:

          WHEREAS, the Articles of Incorporation of the Corporation provide for a class of its authorized shares known as Preferred Stock, comprising Five Million (5,000,000) shares issuable from time to time in one or more series;

          RESOLVED, that pursuant to the authority granted to and vested in the

Board of Directors of this Corporation in accordance with the provisions of its Articles of Incorporation, the Board of Directors hereby authorizes a series of the Corporation's previously authorized Preferred Stock, no par value (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, power and restrictions thereof as follows:

                  Series B Convertible Preferred Stock:

                          I.   Designation and Amount

                  The designation of this series, which consists of 3,000 shares of Preferred Stock, is Series B Convertible Preferred Stock, no par value (the "Series B Preferred Stock").

                                  II.   Rank

                  The Series B Preferred Stock shall rank (i) prior to the Corporations common stock, no par value per share ("Common Stock"); (ii) prior to any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the holders of Series B Preferred Stock




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obtained in accordance with Article IX hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series B Preferred Stock) (collectively, with the Common Stock, "Junior Securities");
(iii) pari passu with any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series B Preferred Stock obtained in accordance with Article IX hereof) specifically ranking, by its terms, on parity with the Series B Preferred Stock ("Pari Passu Securities"); and (iv) junior to any class or series of capital stock of the Corporation hereafter created (with the consent of the holders of Series B Preferred Stock obtained in accordance with Article IX hereof) specifically ranking, by its terms, senior to the Series B Preferred Stock ("Senior Securities"), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

                               III.   Dividends

                  The Series B Preferred Stock shall not bear any dividends. In no event, so long as any Series B Preferred Stock shall remain outstanding, shall any dividend whatsoever be declared or paid upon, nor shall any distribution be made upon, any Junior Securities (other than a distribution of Junior Securities), nor shall any shares of Junior Securities be purchased or redeemed by the Corporation nor shall any moneys be paid to or made available for a sinking fund for the purchase or redemption of any Junior Securities, without, in each such case, the written consent of the holders of a majority of the outstanding shares of Series B Preferred Stock, voting together as a class, provided, however, that Common Stock may be repurchased from consultants, employees, officers and directors of the Corporation pursuant to written compensatory agreements approved by a majority of the disinterested members of the Board of Directors of the Corporation.

                             IV.   Liquidation Preference

          A. If the Corporation shall commence a voluntary case under the Federal bankruptcy laws or any other applicable Federal or State bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the Federal bankruptcy laws or any other applicable Federal or state bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of sixty (60) consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up (each such event being considered a "Liquidation Event"), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities) upon liquidation, dissolution or winding up unless prior thereto, the holders of shares of Series B Preferred Stock, subject to Article VI, shall have received the Liquidation Preference (as defined



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in Article IV.C) with respect to each share. If upon the occurrence of a
Liquidation Event, the assets and funds available for distribution among the holders of the Series B Preferred Stock and holders of Pari Passu Securities shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series B Preferred Stock and the Pari Passu Securities shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate liquidation preference payable on all such shares.

            B. At the option of any holder of Series B Preferred Stock, a consolidation or merger of the Corporation with or into any Person (as defined below) or Persons (other than with or into a wholly-owned subsidiary solely for the purpose of reincorporation as a publicly traded corporation in a new jurisdiction), or the sale, transfer or other disposition of all or substantially all of the assets of the Corporation or the consummation of any transaction or series of transactions which results in the Corporation's shareholders immediately prior to such transaction not holding at least fifty percent (50%) of the voting power of the surviving entity or continuing entity (each, a "Specified Transaction") shall either: (i) be deemed to be a liquidation, dissolution or winding up of the Corporation pursuant to which the Corporation shall be required to distribute an amount equal to 125% of the Liquidation Preference with respect to each outstanding share of Series B Preferred Stock in accordance with and subject to the terms of this Article IV or (ii) be treated pursuant to Article VI.C(c) hereof. "Person" shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization.

            C. For purposes hereof, the "Liquidation Preference" with respect to a share of the Series B Preferred Stock shall mean an amount equal to the sum of (i) $1,000, the purchase price paid for the initial share of Series B Preferred Stock issued by the Corporation (the "Per Share Purchase Price") on the date of the initial issuance thereof (the "Issue Date") plus (ii) an amount equal to five percent (5%) per annum of the Per Share Purchase Price (the "Accretion Amount") for the period beginning on the Issue Date and ending on the earlier of (i) the date of final distribution to the holder thereof and (ii) the date the Accretion Amount stops accruing in accordance with the last sentence of this Article IV.C (pro rated for any portion of such period). In the event that the closing bid price of the Common Stock on Nasdaq, or on the principal securities exchange or other securities market on which the Common Stock is then being traded (in each case, as reported by Bloomberg, L.P. ("Bloomberg")), is greater than (i) 160% of the Fixed Conversion Price (as defined herein) for five
(5) consecutive Trading Days (as defined herein) at any time after the first anniversary of the Issue Date or (ii) 100% of the Fixed Conversion Price for five (5) consecutive Trading Days at any time after the second anniversary of the Issue Date, then the Accretion Amount will cease to accrue on the last day of any such five (5) consecutive Trading Day period (each of the conditions in (i) and (ii) are referred to herein as a "Target Price").




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                                 V.   Redemption

           A. If any of the following events (each, a "Mandatory Redemption Event") shall occur:

                  (i) The Corporation fails to issue shares of Common Stock to the holders of Series B Preferred Stock upon exercise by the holders of their conversion rights in accordance with the terms of this Certificate of Determination (for a period of at least sixty (60) days if such failure is solely as a result of the circumstances governed by the second paragraph of
Article VI.F below and the Corporation is using all commercially reasonable efforts to authorize a sufficient number of shares of Common Stock as soon as practicable), fails to transfer or to cause its transfer agent to transfer any certificate for shares of Common Stock issued to the holders upon conversion of the Series B Preferred Stock as and when required by this Certificate of Determination or the Registration Rights Agreement, dated as of the Issue Date, by and among the Corporation and the other signatories thereto (the "Registration Rights Agreement"), fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to the holders of Series B Preferred Stock upon conversion of the Series B Preferred Stock as and when required by this Certificate of Determination, the Securities Purchase Agreement dated as of the Issue Date, by and between the Corporation and the other signatories thereto (the "Purchase Agreement") or the Registration Rights Agreement, and any such failure shall continue uncured (or any announcement not to honor its obligations shall not be rescinded) for ten (10) business days;

                  (ii) The Corporation fails to obtain effectiveness with the Securities and Exchange Commission (the "SEC") of the Registration Statement (as defined in the Registration Rights Agreement) prior to November 30, 1997 or such Registration Statement lapses in effect (or sales otherwise cannot be made thereunder, whether by reason of the Company's failure to amend or supplement the prospectus included therein in accordance with the Registration Rights Agreement or otherwise) (a "Sale Restriction Day") for more than thirty (30) consecutive days or sixty (60) days in any twelve (12) month period after such Registration Statement becomes effective, provided that such failure or lapse is not due to acts or failures to act by the holders; and provided further, however, that the Automatic Conversion Date set forth in Article VII hereof shall be extended by the number of Sale Restriction Days which exceed a total of thirty (30) days;

                   (iii) The Corporation shall make an assignment. for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for all or substantially all of its property or business; or such a receiver or trustee shall otherwise be appointed;

                    (iv) Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Corporation or any subsidiary of the Corporation;



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                     (v)  The Corporation shall fail to maintain the listing of the Common Stock on the Nasdaq National Market ("Nasdaq"), the Nasdaq SmallCap Market, the New York Stock Exchange or the American Stock Exchange and such failure shall remain uncured for at least thirty (30) days;

then, upon the occurrence and during the continuation of any Mandatory Redemption Event specified in subparagraphs (i), (ii) or (v) at the option of the holders of at least 50% of the then outstanding shares of Series B Preferred Stock by written notice (the "Mandatory Redemption Notice") to the Corporation of such Mandatory Redemption Event, or upon the occurrence of any Mandatory Redemption Event specified in subparagraphs (iii) or (iv), the Corporation shall, to the extent permitted by law, purchase each holder's shares of Series B Preferred Stock for an amount per share equal to the greater of (1) 125% multiplied by the sum of (a) the aggregate Per Share Purchase Price of the shares to be redeemed, plus (b) in the event the closing sale price of the Common Stock on Nasdaq or the principal securities exchange or other securities market on which the Common Stock is then being traded (in each case, as reported by Bloomberg) is greater than a Target Price, an amount equal to the aggregate Accretion Amount thereon for the period beginning on the Issue Date and ending on the date of payment of the Mandatory Redemption Amount (the "Mandatory Redemption Date") and (2) the "parity value" of the shares to be redeemed, where parity value means the product of (a) the number of shares of Common Stock issuable upon conversion of such shares in accordance with Article VI below (treating the Trading Day immediately preceding the Mandatory Redemption Date as the "Conversion Date" (as hereinafter defined) and assuming that the Applicable Percentage (as defined in Article VI.B.) is 20%), multiplied by (b) the closing sale price for the Common Stock on the principal trading market for such shares on such "Conversion Date" (the greater of such amounts being referred to as the "Mandatory Redemption Amount").

                  In the case of a Mandatory Redemption Event, if the Corporation fails to pay the Mandatory Redemption Amount, to the extent permitted by law, for each share within ten (10) business days of written notice that such amount is due and payable, then (assuming there are sufficient authorized shares) in addition to all other available remedies, each holder of Series B Preferred Stock shall have the night at any time, so long as the Mandatory Redemption Event continues, to require the Corporation, upon written notice, to immediately issue (in accordance with and subject to the terms of Article VI below), in lieu of the Mandatory Redemption Amount, with respect to each outstanding share of Series B Preferred Stock held by such holder, the number of shares of Common Stock of the Corporation equal to the Mandatory Redemption Amount divided by the Conversion Price then in effect.

            B. If the Series B Preferred Stock ceases to be convertible as a result of the limitations described in the second paragraph of Article VI.A below (a "19.99% Redemption Event"), and the Corporation has not prior to, or within forty-five (45) days of, the date that such 19.99% Redemption Event arises, (i) obtained approval of the issuance of additional shares of Common Stock by the requisite vote of the holders of the then-outstanding Common Stock (not including any shares of Common Stock held by present or former holders of Series B Preferred Stock that were issued upon conversion of Series B Preferred Stock) or (ii) received other permission pursuant to Nasdaq Requirement 4460(i) allowing the Corporation to resume issuances of shares of Common Stock upon conversion of Series B Preferred Stock, then the




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Corporation shall be obligated to redeem immediately all of the then outstanding
Series B Preferred Stock, in accordance with this Article V.B. An irrevocable Redemption Notice shall be delivered promptly to the holders of Series B Preferred Stock at their registered address appearing on the records of the Corporation and shall state (1) that 19.99% of the Outstanding Common Amount (as defined in Article VI.A below) has been issued upon exercise of the Series B Preferred Stock, (2) that the Corporation is obligated to redeem all of the outstanding Series B Preferred Stock and (3) the Mandatory Redemption Date, which shall be a date within five (5) business days of the date of the Redemption Notice. On the Mandatory Redemption Date, the Corporation shall make payment of the Mandatory Redemption Amount (as defined in Article V.A. above) in cash.

                  VI.   Conversion at the Option of the Holder

          A. Each holder of shares of Series B Preferred Stock may, at its option at any time and from time to time after the Issue Date, upon surrender of the certificates therefor, convert any or all of its shares of Series B Preferred Stock into Common Stock as follows (an "Optional Conversion"). Each share of Series B Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (1) the sum of (a) the Per Share Purchase Price thereof plus (b) the Conversion Accretion Amount (as defined below) by (2) the then effective Conversion Price (as defined below); provided, however, that, unless the holder delivers a waiver in accordance with the immediately following sentence, in no event shall a holder of shares of Series B Preferred Stock be entitled to convert any such shares in excess of that number of shares upon conversion of which the sum of
(x) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the shares of Series B Preferred Stock) and (y) the number of shares of Common Stock issuable upon the conversion of the shares of Series B Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by a holder and such holder's affiliates of more than 4.9% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, (i) beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder, except as otherwise provided in clause
(x) of such proviso and (ii) a holder may waive the limitations set forth therein by written notice to the Corporation upon not less than sixty-one (61) days prior written notice (with such waiver taking effect only upon the expiration of such sixty-one (61) day notice period). The "Conversion Accretion Amount" means the product of the Per Share Purchase Price, multiplied by .05, multiplied by (N/365), where "N" equals the number of days elapsed from the Issue Date to and including the Conversion Date (as defined in Article VI.B. below).

                  Notwithstanding anything to the contrary contained herein, if, at any time, the aggregate number of shares of Common Stock then issued upon conversion of the Series B Preferred Stock equals 19.99% of the "Outstanding Common Amount" (as hereinafter defined), the Series B Preferred Stock shall, from that time forward, cease to be convertible into Common Stock in accordance with the terms of this Article VI and Article VII below, unless the Corporation
(i) has obtained approval of the issuance of additional shares of Common Stock by



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the requisite vote, in person or by proxy, of the holders of the then-outstanding Common Stock (not including any shares of Common Stock held by present or former holders of Series B Preferred Stock that were issued upon conversion of Series B Preferred Stock), or (ii) shall have otherwise obtained permission to allow such issuances from Nasdaq in accordance with Nasdaq Requirement 4460(i). For purposes of this paragraph, "Outstanding Common Amount" means (i) the number of shares of the Common Stock outstanding on the Issue Date pursuant to the Purchase Agreement plus (ii) any additional shares of Common Stock issued thereafter in respect of such shares pursuant to a stock dividend, stock split or similar event. The maximum number of shares of Common Stock issuable as a result of the 19.99% limitation set forth herein is hereinafter referred to as the "Maximum Share Amount." With respect to each holder of Series B Preferred Stock, the Maximum Share Amount shall refer to such holder's pro rata share thereof determined in accordance with Article X below. In the event that Corporation obtains Shareholder Approval, the approval of The Nasdaq Stock Market or otherwise concludes that it is able to increase the number of shares to be issued above the Maximum Share Amount (such increased number being the "New Maximum Share Amount"), the references to Maximum Share Amount, above, shall be deemed to be, instead, references to the greater New Maximum Share Amount. As used herein, "Shareholder Approval" means approval by the shareholders of the Corporation in accordance with Nasdaq Requirement 4460(i). In the event that Shareholder Approval is not obtained, there are insufficient reserved or authorized shares or a registration statement covering the additional shares of Common Stock which constitute the New Maximum Share Amount is not effective prior to the Maximum Share Amount being issued (if such registration statement is necessary to allow for the public resale of such securities), the Maximum Share Amount shall remain unchanged; provided, however, that the Holder may grant an extension to obtain a sufficient reserved or authorized amount of shares or of the effective date of such registration statement. In the event that (a) the aggregate number of shares of Common Stock issued pursuant to the outstanding Series B Preferred Stock represents at least thirty percent (30%) of the Maximum Share Amount and (b) the sum of (x) the aggregate number of shares of Common Stock issued upon conversion of Series B Preferred Stock plus (y) the aggregate number of shares of Common Stock that remain issuable upon conversion of Series B Preferred Stock, represents at least one hundred percent (100%) of the Maximum Share Amount (the "Triggering Event"), the Corporation will seek (by calling a special or regular meeting of its shareholders) and use its best efforts to obtain Shareholder Approval (or obtain such other relief as will allow conversions hereunder in excess of the Maximum Share Amount) as soon as practicable following the Triggering Event and before the Maximum Conversion Date. Notwithstanding the foregoing, the Corporation may, in lieu of seeking Shareholder Approval as set forth above, redeem the shares of Series B Preferred Stock convertible into shares of Common Stock in excess of the Maximum Share Amount pursuant to Article V.B. above, and shall promptly provide to the Holder written binding notification of such election to redeem, together with reasonable assurances regarding the source of funds for such redemption.

             B. (a) Subject to subparagraph (b) below, the "Conversion Price" shall be 80% of the Market Price (as defined herein) (the "Variable Conversion Price"), but not greater than 100% of the average of the closing bid prices for the five (5) consecutive Trading Days prior to the Issue Date, rounded to the nearest whole cent (the "Fixed Conversion Price"). "Market Price" shall mean the average closing bid price of the Common Stock on Nasdaq, or on the principal securities exchange or other securities market on which the Common Stock is then being traded (in each case, as reported by Bloomberg) for the five (5) consecutive Trading Days ending five (5) Trading Days prior to the date (the "Conversion Date") the Conversion Notice is sent by a holder to the Corporation via facsimile. "Trading Day" shall mean any day on which the Common Stock is traded for any period on Nasdaq, or on the



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principal securities exchange or other securities market on which the Common
Stock is then being traded.

                    (b)     Notwithstanding anything contained in subparagraph
(a) of this Paragraph B to the contrary, in the event: (i) the Corporation publicly announces a Specified Transaction or (ii) any person, group or entity (including the Corporation) publicly announces a tender offer to purchase 50% or more of the Corporation's Common Stock (the date of such announcement is hereinafter referred to as the "Announcement Date"), then the Conversion Price shall, effective upon the Announcement Date and continuing through the Adjusted Conversion Price Termination Date (as defined below), be equal to the lower of
(x) the Conversion Price which would have been applicable for an Optional Conversion occurring on the Announcement Date and (y) the Conversion Price that would otherwise be in effect. From and after the Adjusted Conversion Price Termination Date, the Conversion Price shall be determined as set forth in subparagraph (a) of this Article VI.B. For purposes hereof, "Adjusted Conversion Price Termination Date" shall mean, with respect to any proposed transaction or tender offer for which a public announcement as contemplated by this subparagraph (b) has been made, the date upon which the Corporation (in the case of clause (i) above) or the person, group or entity (in the case of clause (ii) above) publicly announces the termination or abandonment of the proposed transaction or tender offer which caused this subparagraph (b) to become operative.

          C. The Conversion Price shall be subject to adjustment from time to time as follows:

                  (a) Adjustment to Fixed Conversion Price Due to Stock Split, Stock Dividend, Etc. If at any time when the Series B Preferred Stock is issued and outstanding, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification, below-Market Price rights offering to all holders of Common Stock or other similar event, the Fixed Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Fixed Conversion Price shaft be proportionately increased. In such event, the Corporation shall notify its transfer agent ("Transfer Agent") of such change on or before the effective date thereof.

                   (b) Adjustment to Variable Conversion Price. If at any time when Series B Preferred Stock is issued and outstanding, the number of outstanding shares of Common Stock is increased or decreased by a stock split, stock dividend, combination, reclassification, below-Market Price rights offering to all holders of Common Stock or other similar event, which event shall have taken place during the reference period for determination of the Conversion Price for any Optional Conversion or Automatic Conversion of the Series B Preferred Stock, then the Variable Conversion Price shall be calculated giving appropriate effect to the stock split, stock dividend, combination, reclassification or other similar event for all twenty (20) Trading Days




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immediately preceding the Conversion Date. In such event, the Corporation shall notify the Transfer Agent of such change on or before the effective date thereof

                  (c) Adjustment Due to Merger, Consolidation, Etc. If, at any time when Series B Preferred Stock is issued and outstanding and prior to the conversion of all Series B Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common Stock of the Corporation shall be changed into the same or a different number of shares of another class or classes of stock or securities of the Corporation or another entity, or in case of any sale or conveyance of all or substantially all of the assets of the Corporation other than in connection with a plan of complete liquidation of the Corporation, then the holders of Series B Preferred Stock shall thereafter have the right to receive upon conversion of the Series B Preferred Stock, upon the bases and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities or assets which the holders of Series B Preferred Stock would have been entitled to receive in such transaction had the Series B Preferred Stock been converted in full (without regard to any limitations on conversion contained herein) immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holders of Series B Preferred Stock to the end that the provisions hereof (including, without limitations, provisions for adjustment of the Conversion Price and of the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities or assets thereafter deliverable upon the conversion of Series B Preferred Stock. The Corporation shall not effect any transaction described in this subsection (c) unless (a) it first gives, to the extent practicable, thirty (30) days' prior written notice (but in any event at least fifteen (15) business days prior written notice) of such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event or sale of assets (during which time the holders of Series B Preferred Stock shall be entitled to convert the Series B Preferred Stock) and
(b) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligations of this subsection (c). The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

                   (d)    Adjustment Due to Distribution.  Subject to
Article III, if the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a dividend, stock repurchase, by way of return of capital or otherwise (including any dividend or distribution to the Corporation's shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a "Distribution"), then the holders of Series B Preferred Stock shall be entitled, upon any conversion of shares of Series B Preferred Stock after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the holder with respect to the shares of Common Stock issuable upon such conversion had such holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.

                   (e) Purchase Rights. Subject to Article III, if at any time when any Series B Preferred Stock is issued and outstanding, the Corporation issues any convertible



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securities or rights to purchase stock, warrants, securities or other property
(the "Purchase Rights") pro rata to the record holders of any class of Common Stock, then the holders of Series B Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series B Preferred Stock (without regard to any limitations on conversion contained herein) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

                   (f) Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article VI.C, the Corporation, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series B Preferred Stock.

          D. For purposes of Article VI.C(a) and (b) above, "Market Price," which shall be measured as of the record date in respect of the rights offering means (i) the average of the last reported sale prices for the shares of Common Stock on Nasdaq as reported by Bloomberg, as applicable, for the twenty (20) Trading Days immediately preceding such date, or (ii) if Nasdaq is not the principal trading market for the shares of Common Stock, the average of the last reported sale prices on the principal trading market for the Common Stock during the same period as reported by Bloomberg, or (iii) if market value cannot be calculated as of such date on any of the foregoing bases, the Market Price shall be the fair market value as reasonably determined in good faith by (a) the Board of Directors of the Corporation or, (b) at the option of a majority-in-interest of the holders of the outstanding Series B Preferred Stock, and at their expense, by an independent investment bank reasonably acceptable to the Company in the valuation of businesses similar to the business of the Corporation.

          E. In order to convert Series B Preferred Stock into full shares of Common Stock, a holder of Series B Preferred Stock shall: (i) submit a copy of the fully executed notice of conversion in the form attached hereto as Exhibit A ("Notice of Conversion") to the Corporation by facsimile dispatched on the Conversion Date (or by other means resulting in notice to the Corporation on the Conversion Date) at the office of the Corporation or its designated Transfer Agent for the Series B Preferred Stock that the holder elects to convert the same, which notice shall specify the number of shares of Series B Preferred Stock to be converted, the applicable Conversion Price and a calculation of the number of shares of Common Stock issuable upon such conversion (together with a copy of the first page of each certificate to be converted) prior to 7:00 p.m., New York City time (the "Conversion Notice Deadline") on the date of conversion specified on the Notice of Conversion; and (ii) surrender the original certificates representing the Series B Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed, along with a copy of the Notice of Conversion to the office of the Corporation or the Transfer Agent for the Series B Preferred Stock as soon as practicable thereafter. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion, unless either the Preferred Stock Certificates are delivered to the Company or its Transfer Agent as provided above, or the holder notifies the Corporation or its Transfer Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of subparagraph (a) below) and executes a customary lost certificate indemnity agreement. In the case of a dispute as to the calculation of the Conversion Price, the parties shall undertake to promptly resolve such dispute, provided that the Corporation shall promptly issue such number of shares of Common Stock that are not disputed in accordance with subparagraph (b) below. In the event that the dispute is not promptly resolved, the Corporation shall submit the disputed calculations to its outside accountant via facsimile within two (2) business days of receipt of the Notice of Conversion. The accountant shall review the calculations and notify the Corporation and the holder of the results no later than 48 hours from the time it receives the disputed calculations. The accountant's calculation shall be deemed conclusive absent manifest error.

                 (a) Lost or Stolen Certificates. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Series B Preferred Stock, and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date.

                 (b) Delivery of Common Stock Upon Conversion. Upon the surrender of certificates as described above together with a Notice of Conversion, the Corporation shall issue and, within two (2) business days after such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of agreement and indemnification pursuant to subparagraph (a) above) (the "Delivery Period"), deliver (or cause its Transfer Agent to so issue and deliver) to or upon the order of the holder (i) that number of shares of Common Stock for the portion of the shares of Series B Preferred Stock converted as shall be determined in accordance herewith and (ii) a certificate representing the balance of the shares of Series B Preferred Stock not converted, if any. In addition to any other remedies available to the holder, including actual damages and/or equitable relief, the Corporation shall pay to a holder $500 per day in cash for each day beyond a two (2) day grace period following the end of the Delivery Period that the Corporation fails to deliver Common Stock issuable upon surrender of shares of Series B Preferred Stock with a Notice of Conversion until such time as the Corporation has delivered all such Common Stock. Such cash amount shall be paid to such holder by the fifth day of the month following the month in which it has accrued or, at the option of the holder (by written notice to the Corporation by the first day of the month following the month in which it has accrued), shall be convertible into Common Stock in accordance with the terms of this Article VI.

                  In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Corporation's Transfer Agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer ("FAST") program, upon request of the holder and its compliance with the provisions contained in Article VI.A. and in this Article VI.E., the Corporation shall use its best efforts to cause its Transfer Agent to electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of holder's Prime Broker with DTC through its Deposit Withdrawal Agent Commission ("DWAC") system. The time periods for delivery and penalties described in the immediately preceding paragraph shall apply to the electronic transmittals described herein.

                 (c) Fractional Shares. If any conversion of Series B Preferred Stock would result in a fractional share of Common Stock or the right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock shall be the next higher number of shares or, at the option of the Corporation, cash in lieu of such fractional share in an amount equal to such fraction multiplied by the closing sale price of the Common Stock on Nasdaq or on the principal securities exchange or other securities market on which the Common Stock is traded on the Conversion Date.

                  (d) Conversion Date. The "Conversion Date" shall be the date specified in the Notice of Conversion, provided that the Notice of Conversion is submitted by facsimile (or by other means resulting in notice) to the Corporation or its Transfer Agent before Midnight, New York City time, on the Conversion Date. The person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such securities as of the Conversion Date and all rights with respect to the shares of Series B Preferred Stock surrendered shall forthwith terminate except the right to receive the shares of Common Stock or other securities or property issuable on such conversion and except that the holders preferential rights as a holder of Series B Preferred Stock shall survive to the extent the corporation fails to deliver such securities.

           F. A number of shares of the authorized but unissued Common Stock sufficient to provide for the conversion of the Series B Preferred Stock outstanding at the then current Conversion Price shall at all times be reserved by the Corporation, free from preemptive rights, for such conversion or exercise. As of the Issue Date, 2,376,042 authorized and unissued shares of Common Stock have been duly reserved for issuance upon conversion of the Series B Preferred Stock (the "Reserved Amount"). The Reserved Amount shall be increased from time to time in accordance with the Company's obligations pursuant to Section 4(g) of the Purchase Agreement. In addition, if the Corporation shall issue any securities or make any change in its capital structure which would change the number of shares of Common Stock into which each share of the Series B Preferred Stock shall be convertible at the then current Conversion Price, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Series B Preferred Stock.

                  If at any time a holder of shares of Series B Preferred Stock submits a Notice of Conversion, and the Corporation does not have sufficient authorized but unissued shares of Common Stock available to effect such conversion in accordance with the provisions of this Article VI (a "Conversion Default"), the Corporation shall issue to the holder (or holders, if more than one holder submits a Notice of Conversion in respect of the same Conversion Date, pro rata based on the ratio that the number of shares of Series B Preferred Stock then held by each such holder bears to the aggregate number of such shares held by such holders) all of the shares of

Common Stock which are available to effect such conversion. The number of shares of Series B Preferred Stock included in the Notice of Conversion which exceeds the amount which is then convertible into available shares of Common Stock (the "Excess Amount") shall, notwithstanding anything to the contrary contained herein, not be convertible into Common Stock in accordance with the terms hereof until (and at the holder's option at any time after) the date additional shares of Common Stock are authorized by the Corporation to permit such conversion, at which time the Conversion Price in respect thereof shall be the lesser of (i) the Conversion Price on the Conversion Default Date (as defined below) and (ii) the Conversion Price on the Conversion Date elected by the holder in respect thereof. The Corporation shall use its best efforts to effect an increase in the authorized number of shares of Common Stock as soon as possible following a Conversion Default. In addition, the Corporation shall pay to the holder payments ("Conversion Default Payments") for a Conversion Default in the amount of (a) (N/365), multiplied by (b) the sum of the aggregate Per Share Purchase Price plus the Accretion Amount per share of Series B Preferred Stock through the Authorization Date (as defined below), multiplied by (c) the Excess Amount on the day the holder submits a Notice of Conversion giving rise to a Conversion Default (the "Conversion Default Date"), multiplied by (d) .24, where (i) N = the number of days from the Conversion Default Date to the date (the "Authorization Date") that the Corporation authorizes a sufficient number of shares of Common Stock to effect conversion of the full number of shares of Series B Preferred Stock. The Corporation shall send notice to the holder of the authorization of additional shares of Common Stock, the Authorization Date and the amount of holder's accrued Conversion Default Payments. The accrued Conversion Default Payment for each calendar month shall be paid in cash or shall be convertible into Common Stock at the Conversion Price, at the holder's option, as follows:

                  (a) In the event the holder elects to make such payment in cash, cash payment shall be made to holder by the fifth day of the month following the month in which it has accrued; and

                  (b) In the event the holder elects to take such payment in Common Stock, the holder may convert such payment amount into Common Stock at the Conversion Price (as in effect at the time of Conversion) at any time after the fifth day of the month following the month in which it has accrued in accordance with the terms of this Article VI (so long as there is then a sufficient number of authorized shares).

                  Nothing herein shall limit the holder's right to pursue actual damages for the Corporation's failure to maintain a sufficient number of authorized shares of Common Stock, and each holder shall have the right to pursue all remedies available at law or in equity (including a decree of specific performance and/or injunctive relief).

                  (G). Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article VI, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series B Preferred Stock.

                           VII. Automatic Conversion

                  So long as the Registration Statement is effective and there is not then a continuing Mandatory Redemption Event, each share of Series B Preferred Stock issued and outstanding the fifth (5th) anniversary of the Issue Date, subject to any extension pursuant to the proviso set forth in Article V.A.(ii) (the "Automatic Conversion Date"), automatically shall be converted into shares of Common Stock on such date at the then effective Conversion Price in accordance with, and subject to, the provisions of Article VI hereof (the "Automatic Conversion"). The Automatic Conversion Date shall be the Conversion Date for purposes of determining the Conversion Price and the time within which certificates representing the Common Stock must be delivered to the holder.

                                  Voting Rights

                  The holders of the Series B Preferred Stock have no voting power whatsoever, except as otherwise provided by the California General Corporation Law ("CGCL"), in this Article VIII, and in Article IX below.

                  Notwithstanding the above, the Corporation shall provide each holder of Series B Preferred Stock with prior notification of any meeting of the shareholders (and copies of proxy materials and other information sent to shareholders). In the event of any taking by the Corporation of a record of its shareholders for the purpose of determining shareholders who are entitled to receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or for the purpose of determining shareholders who are entitled to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder, at least ten (10) days prior to the record date specified therein (or thirty (30) days prior to the consummation of the transaction or event, whichever is earlier), of the date on which any such record is to be taken for the purpose of such dividend, distribution, right or other event, and a brief statement regarding the amount and character of such dividend, distribution, right or other event to the extent known at such time.

                  To the extent that under the CGCL the vote of the holders of the Series B Preferred Stock, voting separately as a class or series as applicable, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the shares of the Series B Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series B Preferred Stock (except as otherwise may be required under the CGCL) shall constitute the approval of such action by the class. To the extent that under the CGCL holders of the Series B Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series B Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of shareholders as the date as of which the Conversion Price is calculated. Holders of the Series B Preferred Stock shall be entitled to notice of all shareholder meetings or written consents (and copies of proxy materials and other information sent to shareholders) with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's bylaws and the CGCL.

                           IX. Protective Provisions

                  So long as shares of Series B Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by the CGCL) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock:

                           (a)  alter or change the rights, preferences or
privileges of the Series B Preferred Stock or any Senior Securities so as to affect adversely the Series B Prefer-red Stock;

                           (b)  create any new class or series of capital stock
having a preference over the Series B Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article II hereof, "Senior Securities");

                           (c)  create any new class or series of capital stock
ranking pari passu with the Series B Preferred Stock as to distribution of assets upon liquidation, dissolution or winding up of the Corporation (as previously defined in Article II hereof, "Pari Passu Securities");

                           (d)  increase the authorized number of shares of
Series B Preferred Stock; or

                           (e)  do any act or thing not authorized or
contemplated by this Certificate of Determination which would result in taxation of the holders of shares of the Series B Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

                  In the event holders of at least a majority of the then outstanding shares of Series B Preferred Stock agree to allow the Corporation to alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock, pursuant to subsection (a) above, so as to affect the Series B Preferred Stock, then the Corporation will deliver notice of such approved change to the holders of the Series B Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and Dissenting Holders shall have the right for a period of thirty (30) days to convert pursuant to the terms of this Certificate of Determination as they exist prior to such alteration or change or continue to hold their shares of Series B Preferred Stock.

                            X. Pro Rata Allocations

                  The Maximum Share Amount and the Reserved Amount (including any increases thereto) shall be allocated by the Corporation pro rata among the holders of Series B Preferred Stock based on the number of shares of Series B Preferred Stock then held by each holder relative to the total aggregate number of shares of Series B Preferred Stock then outstanding.




                     [Remainder of Page Intentionally Blank]

         The undersigned declare under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing Certificate are true and correct of their own knowledge. Executed at Sunnyvale, California on July 10, 1997.





                                       -----------------------------------------
                                       Clinton H. Severson
                                       President



                                       -----------------------------------------
                                       Ting W. Lu
                                       Secretary

                              NOTICE OF CONVERSION

                    (To be Executed by the Registered Holder
                in order to Convert the Series B Preferred Stock)

         The undersigned hereby irrevocably elects to convert shares of Series B Preferred Stock, represented by stock certificate No(s). (the "Preferred Stock Certificates") into shares of common stock ("Common Stock") Abaxis, Inc. (the "Corporation") according to the conditions of the Certificate of Determination of the Series B Preferred Stock, as of the date written below. If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

         The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series B Preferred Stock have been or will be made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act") and in accordance with the prospectus delivery requirements of the Act, if applicable, or pursuant to an exemption from registration under the Act.


Date of Conversion: ________________________

Applicable Conversion Price: _______________


Number of Shares of
Common Stock to be Issued: _________________

Signature: _________________________________

Name: ______________________________________

Address: ___________________________________

      * The Corporation is not required to issue shares of Common Stock until the original Series B Preferred Stock Certificate(s) (or evidence of loss, theft or destruction thereof) to be converted are received by the Corporation or its Transfer Agent. The Corporation shall issue and deliver shares of Common Stock to an overnight courier not later than two (2) business days following receipt of the original Preferred Stock Certificate(s) to be converted, and shall make payments pursuant to the Certificate of Determination for the number of business days such issuance and delivery is late.